Exhibit 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of November 3, 2013 (this “Agreement”), is between Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), VIII/TPC Holdings, L.L.C., a Delaware limited liability company (“Stockholder”), and SOF-VIII U.S. Holdings, L.P., a Delaware limited partnership (“Guarantor”).

WHEREAS, concurrently with the execution of this Agreement, Weyerhaeuser, Weyerhaeuser Real Estate Company (“WRECO”), a Washington corporation, TRI Pointe Homes, Inc., a Delaware corporation (“Parent”), and Topaz Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into a Transaction Agreement (the “Transaction Agreement”), providing for, among other things, the merger of Merger Sub with and into WRECO (the “Merger”), with WRECO surviving the Merger and becoming a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner of 11,985,905 shares of Parent Common Stock; and

WHEREAS, as a condition to its willingness to enter into the Transaction Agreement, Weyerhaeuser has requested that Stockholder enter into this Agreement, and Stockholder desires to enter into this Agreement to induce Weyerhaeuser to enter into the Transaction Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

SECTION 1.01. Definitions. (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Guarantor” has the meaning set forth in the preamble.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Parent” has the meaning set forth in the recitals.

“Stockholder” has the meaning set forth in the preamble.

“Subject Shares” means 9,590,723 of the shares of Parent Common Stock held beneficially and of record by Stockholder as of the date hereof.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transfer” has the meaning set forth in Section 3.03.

“Weyerhaeuser” has the meaning set forth in the preamble.

“WRECO” has the meaning set forth in the recitals.

(b) Capitalized terms used but not defined herein shall have the meanings given to such terms in the Transaction Agreement.

SECTION 1.02. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

Representations and Warranties of Stockholder

Stockholder represents and warrants to Weyerhaeuser that:

SECTION 2.01. Organization. Stockholder is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 2.02. Ownership of Subject Shares. Stockholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares, free and clear of all Liens, except for any Liens created by this Agreement. Stockholder does not own, of record or beneficially, any Parent Securities other than the Subject Shares. Stockholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

SECTION 2.03. Authority; Execution and Delivery; Enforceability. Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Stockholder of this Agreement and the performance by Stockholder of its obligations hereunder have been duly authorized by all necessary action, and no other limited liability company proceedings on the part of Stockholder are necessary to authorize this Agreement or the performance by Stockholder of its obligations hereunder. Stockholder has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Weyerhaeuser, this Agreement constitutes its legal, valid and binding obligation, enforceable against Stockholder in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

SECTION 2.04. No Conflicts; Governmental Approvals. (a) The execution and delivery by Stockholder of this Agreement do not, and the compliance by Stockholder with the terms hereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Stockholder under, any provision of (i) the certificate of incorporation and the bylaws or comparable organizational documents of Stockholder, (ii) any Contract to which Stockholder is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.04(b), any Judgment or Law applicable to Stockholder or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the ability of Stockholder to perform its obligations hereunder.

(b) No Governmental Approval is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery and performance of this Agreement, other than compliance by Stockholder with and filings under Sections 13(d) and 16 of the Exchange Act.

SECTION 2.05. Litigation. There is no Action pending or, to the knowledge of Stockholder, any claim that has been asserted against or affecting Stockholder with respect to an Action (and Stockholder is not aware of any basis for any such Action or claim), nor is there any Judgment outstanding against Stockholder or to which any of its properties or assets is subject that, individually or in the aggregate, has been or would reasonably be expected to be material and adverse to the ability of Stockholder to perform its obligations hereunder.

SECTION 2.06. Brokers. Except as specified in Section 6.19 of the Transaction Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Stockholder or any of its Affiliates.

ARTICLE III

Covenants of Stockholder

SECTION 3.01. Agreement to Vote. (a) Stockholder agrees that:

(i) at any meeting of the stockholders of Parent called to seek the Parent Stockholder Approval or in any other circumstances upon which a vote, consent or other approval of Stockholder with respect to the Transaction Agreement or any of the Transactions is sought, Stockholder shall vote, or cause to be voted, the Subject Shares in favor of granting the Parent Stockholder Approval and any other actions reasonably requested by Weyerhaeuser and presented to the stockholders of Parent that are necessary and desirable in connection with the Parent Stockholder Approval and the Transactions, including the matters referred to in Section 6.05(c) of the Transaction Agreement; and

(ii) at any meeting of the stockholders of Parent or in any other circumstances upon which a vote, consent or other approval of Stockholder is sought, Stockholder shall vote, or cause to be voted, including by executing a written consent if requested by Weyerhaeuser, the Subject Shares against (A) any Parent Acquisition Proposal or any other action, agreement or proposal made in opposition to or in competition with the consummation of the Merger and the issuance of Parent Common Stock in the Merger, (B) any action, agreement or proposal involving Parent or any Parent Subsidiary that would reasonably be expected to result in a breach of any covenant, representation or warranty of Parent or Merger Sub under the Transaction Agreement and (C) any amendment of the certificate of incorporation or bylaws of Parent or any other action, agreement or proposal involving Parent or Parent Subsidiary that would materially impede, or frustrate, or prevent or nullify, any provision of the Transaction Agreement or the Transactions or change in any manner the voting rights of any class of the capital stock of Parent.

(b) Stockholder shall not commit or agree to take any action inconsistent with any provision of Section 3.01(a).

SECTION 3.02. Irrevocable Proxy. Stockholder hereby irrevocably grants to, and appoints, Weyerhaeuser, and any individual designated in writing by Weyerhaeuser, and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, in a manner consistent with Section 3.01. Stockholder understands and acknowledges that Weyerhaeuser is entering into the Transaction Agreement in reliance upon Stockholder’s execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3.02 is given in connection with the execution of the Transaction Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

Stockholder shall, upon written request by Weyerhaeuser, as promptly as practicable execute and deliver to Weyerhaeuser a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 3.02. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by Stockholder, upon any termination of this Agreement pursuant to Section 4.10.

SECTION 3.03. Transfer and Other Restrictions. Except pursuant to this Agreement, Stockholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding (including any profit sharing agreement) with respect to the Transfer of, any Subject Shares to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares that conflicts or is inconsistent with this Agreement, (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or would restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or (iv) commit or agree to take any of the foregoing actions. Nothing in this Agreement shall be deemed to restrict Stockholder’s right to Transfer any shares of Parent Common Stock owned by Stockholder that do not constitute Subject Shares.

SECTION 3.04. Non-Solicitation. Stockholder shall not, and shall not authorize or permit any of Guarantor or any of their respective controlled Affiliates or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Parent Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Parent Acquisition Proposal. Stockholder shall, and shall cause Guarantor and their respective controlled Affiliates and direct their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, Stockholder may (and may authorize and permit Guarantor and their respective controlled Affiliates and its and their respective Representatives to) furnish such information to, and participate in such discussions and negotiations with, a Person (other than Stockholder, Guarantor or any of their respective Affiliates) making a Parent Acquisition Proposal (and its Representatives) to the same extent that Parent is permitted to do so pursuant to Section 9.15 of the Transaction Agreement. In the event that, pursuant to the foregoing sentence, Stockholder, Guarantor or any of their respective Affiliates or any of their respective Representatives furnishes to a Person making a Parent Acquisition Proposal (or its Representatives) any non-public information that has not previously been furnished to Weyerhaeuser or its Representatives, Stockholder shall furnish all such information to Weyerhaeuser substantially concurrently with the time it is provided to such Person. Stockholder shall, as promptly as practicable, advise Weyerhaeuser orally and in writing of the receipt of any Parent Acquisition Proposal after the date hereof, the material terms and conditions of any such Parent Acquisition Proposal and the identity of the Person making any such Parent Acquisition Proposal. Stockholder shall keep Weyerhaeuser reasonably informed of any material developments with respect to any such Parent Acquisition Proposal (including any material changes thereto).

SECTION 3.05. Commercially Reasonable Efforts. Stockholder shall, and shall cause Guarantor and their respective controlled Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the parties to the Transaction Agreement in doing, all things necessary or advisable to cause the matters set forth on Exhibit D to the Transaction Agreement to occur on the Closing Date.

SECTION 3.06. Public Announcements. Stockholder shall, and shall cause its Affiliates to, consult with Weyerhaeuser regarding any press release or other public statement issued by Stockholder or its Affiliates with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process, in which case Stockholder shall, and shall cause its Affiliates to, use commercially reasonable efforts to consult in good faith with Weyerhaeuser before issuing any such press release or making any such public announcement.

ARTICLE IV

General Provisions

SECTION 4.01. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be addressed to a party at the following address for such party:

(i) if to Weyerhaeuser, to:

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention: Sandy McDade

Facsimile: (253) 928-2185

Email: sandy.mcdade@weyerhaeuser.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall and Erik Tavzel

Facsimile: (212) 474-3700

Email: rhall@cravath.com and etavzel@cravath.com

(ii) if to Stockholder or Guarantor, to:

Starwood Capital Group

591 West Putnam Avenue

Greenwich, CT 06830

Attention:  Ellis Rinaldi

Facsimile:  (203) 422-7873

Email: rinaldi@starwood.com

with a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention:  Michael A. Gordon and Gabriel Saltarelli

Facsimile:  (212) 839-5599

Email: mgordon@sidley.com and gsaltarelli@sidley.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 4.01.

SECTION 4.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 4.04. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Transaction Agreement to the extent referenced herein, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 4.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 4.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 4.07. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 4.08. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may, to the extent permitted under applicable Law, waive compliance with any of the terms or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.

SECTION 4.09. Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any federal court located in the State of Delaware, in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

SECTION 4.10. Termination. This Agreement, and all obligations of the parties hereunder, including the proxy set forth in Section 3.02, shall automatically terminate, without further action by any party hereto, upon the earliest of (i) the Effective Time, (ii) the termination of the Transaction Agreement pursuant to Section 11.01 thereof, (iii) any amendment or modification of the Transaction Agreement which would materially increase the number of shares of Parent Common Stock issuable in the Merger or the other consideration payable by Parent under the Transaction Agreement, unless Stockholder has consented in writing to such amendment, and (iv) the mutual written agreement of Stockholder and Weyerhaeuser. In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Weyerhaeuser, Stockholder or Guarantor, other than (A) this Article IV, which provisions shall survive such termination and (B) liability for any breach of this Agreement prior to such termination.

ARTICLE V

Guarantee

SECTION 5.01. Guarantee. To induce Weyerhaeuser to enter into the Transaction Agreement, Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Weyerhaeuser, as primary obligor and not merely as surety, the performance of all obligations, covenants and agreements of Stockholder hereunder. To the fullest extent permitted by applicable Law, Guarantor hereby expressly waives (i) any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by Weyerhaeuser and (ii) promptness, diligence, notice of the acceptance of the guarantee contained in this Section 5.01, presentment, demand for payment, notice of non-performance, default, dishonor and protest and any other notice with respect this Agreement (other than notices required to be provided to Guarantor or Stockholder pursuant to Section 4.01). The obligations of Guarantor under this Section 5.01 shall not be released, discharged or otherwise affected by (A) any failure or delay of Weyerhaeuser to assert any claim or demand or to enforce any right or remedy against Stockholder under the provisions of this Agreement, (B) any bankruptcy, insolvency, reorganization, moratorium or similar proceeding affecting Stockholder or (C) any change in the limited liability company existence, structure or ownership of Stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

WEYERHAEUSER COMPANY,

By	/s/ Patricia M. Bedient
Name:	Patricia M. Bedient
Title:	Executive Vice President and Chief Financial Officer

VIII/TPC HOLDINGS, L.L.C.,

By	/s/ Ellis F. Rinaldi
Name:	Ellis F. Rinaldi
Title:	EVP

SOF-VIII U.S. HOLDINGS, L.P.,

By	/s/ Ellis F. Rinaldi
Name:	Ellis F. Rinaldi
Title:	EVP

[Signature Page to Voting Agreement]